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                                                                     EXHIBIT 2.2

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     AMENDMENT NO. 1 dated as of December 19, 1996, to AGREEMENT AND PLAN OF MERGER by and among NEXTEL COMMUNICATIONS, INC., a Delaware corporation ("Nextel"), DIAL CALL INDIMICH, INC., a Delaware corporation and direct wholly-owned subsidiary of Nextel ("Indimich"), and WIRELESS VENTURES OF BRAZIL, INC., a Virginia corporation ("WVB"), dated as of October 28, 1996 (the "Agreement").

                                    RECITALS

     A. Nextel, Indimich and WVB are parties to the Agreement.

     B. Nextel, Indimich and WVB desire to amend certain provisions of the Agreement pursuant to Section 11.2 of the Agreement.

     In consideration of the mutual promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   AMENDMENTS

1.1   DEFINED TERMS

     Except where otherwise provided, terms defined in the Agreement are used herein as therein defined.

1.2   AMENDMENTS

     (a) Section 2.2.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

        (b) The shares of common stock of Indimich issued and outstanding at the Effective Time shall be converted into the number of shares of Class A Common Stock of the Surviving Corporation which equals 81% of the total number of shares of WVB Common Stock outstanding immediately following the Effective Time.

     (b) Section 10.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

        (b) by either Nextel or WVB if the transactions contemplated hereby shall not have been consummated by January 29, 1997; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the transactions contemplated hereby to occur on or before such date; or

     (c) The Agreement is amended to add the following Section 5.18:

        5.18 WVB Optionholder Waivers

        Prior to the Closing Date, WVB agrees to use its best efforts: (i) to obtain from each of the WVB Optionholders either (a) a waiver, substantially in the form attached hereto as Exhibit 5.18, or (b) a written agreement (in a form reasonably satisfactory to Nextel) (x) regarding the exercise price and number of shares of WVB Class A Common Stock and WVB Class B Common Stock issuable in respect of the WVB Option held by such WVB Optionholder as a result of the Recapitalization of WVB; or (y) cancelling the WVB Option without liability or cost to WVB.

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     (d) The Agreement is amended to add the following Section 5.19:

        5.19 Transfer of Shares to McCaw International, Ltd.

        Immediately following completion of the Merger, Nextel, subject to the proviso to Section 4.9(f), shall transfer to McCaw International, Ltd., a Washington corporation and an indirect wholly-owned subsidiary of Nextel, all shares of Class A Common Stock of the Surviving Corporation into which the shares of common stock of Indimich have been converted in the Merger.

     (e) The Agreement is amended to add the following Section 5.20:

        5.20 STRYPES Transaction:

        (a) Subject to the provisions set forth in clause (b) below (and to Nextel's receipt of a written agreement, in form reasonably acceptable to Nextel, signed by each of the Participants (as defined in clause (b) below) and implementing the arrangements outlined in clause (b) below), at the request of Telcom, Nextel shall provide reasonable assistance to the WVB Shareholders (including, if and to the extent required by the SEC, the preparation and filing of a registration statement (containing a resale prospectus) covering the resale of the shares of Nextel Common Stock issued to such WVB Shareholders in the Merger) in connection with the proposed public offering, by or for the benefit of such WVB Shareholders, to investors of securities to be issued by a trust in a "STRYPES" or similar trust-type transaction (the "Trust Offering"). Such assistance shall include the execution and delivery by Nextel of an appropriate agreement with the WVB Shareholders and the underwriters of such Trust Offering, which shall contain representations and warranties by Nextel and the other parties to such agreement reasonably appropriate in view of the role of such parties in such Trust Offering and otherwise customary for secondary offerings of such type involving selling shareholders who are not affiliates of Nextel and pursuant to which Nextel shall arrange for the provision of an appropriate opinion of counsel and accountants' comfort letters in standard form, provided that the indemnification obligations of Nextel and the WVB Shareholders to the underwriters pursuant to such agreement shall reflect the arrangements agreed to and summarized in clause (b)(i) below. In addition, Nextel shall afford the WVB shareholders, the underwriters of such Trust Offering and their respective legal representatives access to such information concerning Nextel, and to appropriate Nextel personnel, as Nextel, such WVB Shareholders and such underwriters shall reasonably determine to be advisable in the circumstances or as may be legally required to enable such parties to fulfill their obligations under the federal securities laws in connection with such Trust Offering, and Nextel also shall cause at least one senior executive of Nextel to participate in the "road show" for such Trust Offering.

        (b) In consideration of the actions and commitments by Nextel set forth above, Telcom and the other WVB Shareholders participating in such Trust Offering (the "Participants") shall : (i) jointly and severally indemnify Nextel in full against any and all losses, costs and liabilities incurred by Nextel, its officers, directors, attorneys, agents or controlled affiliates or any of them (the "Indemnified Group") that arises from or is connected with any claim, action or proceeding brought against or involving any member of the Indemnified Group by any purchaser or underwriter (or any person claiming or asserting a claim by or through any such purchaser or underwriter) of such Trust Offering; provided that the Participants shall not be obligated hereby to indemnify any member of the Indemnified Group against any losses, costs or liabilities to the extent the same are determined by an Adjudication (as defined in clause (c) below) to arise from one or more materially false or misleading statements or omissions contained (or incorporated by reference) in the resale prospectus or the related registration statement prepared and filed by Nextel, in the form declared effective (other than any of such information as was supplied (or was legally required to be supplied) by any of such WVB Shareholders or the underwriters for inclusion in such prospectus or registration statement), or included in other written materials prepared by Nextel or at Nextel's direction and were specifically authorized in writing by Nextel to be employed as part of the offering materials related to the Trust Offering (it being specifically understood and agreed that the indemnification obligations of the Participants hereunder, and the amount of any related payments due by them to

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        any and all members of the Indemnified Group, shall be determined as provided in clause (c) below) (any such claim, action or proceeding for which such indemnification may be sought, after giving effect to the exclusions set forth in the foregoing proviso, being referred to as an "Indemnifiable Action"); (ii) pay to Nextel the amount of any payment Nextel in turn would be required to make to the carriers providing its Directors and Officers' insurance coverage to reinstate a dollar amount of insurance coverage, up to the maximum amount of coverage initially in force under the applicable policies during the current coverage period, to the extent such coverage is reduced by any payments made to or claims filed by or for the benefit of any member of the Indemnified Group in respect of an Indemnifiable Action; (iii) pay Nextel for all excess premium amounts that Nextel in turn would be required to pay to secure an extension of its Directors and Officers' insurance coverage and related policies of insurance at the expiration of the current coverage period (with such extension coverage being in all material respects, including term, deductibles, co-pays and allocations, limits and exclusions, substantially identical to the coverage currently in force) as a result of any payments made to or claims filed by or for the benefit of any member of the Indemnified Group in respect of an Indemnifiable Action (with the amount of such excess premiums being agreed to be the difference between the total amount of the premiums quoted as due to the relevant carriers for the extension coverage and the total amount of the premiums for which such carriers would issue identical replacement coverage if they were allowed to fully exclude coverage for (and receive full reimbursement for (including reasonable interest charges on) all amounts previously expended by them in respect
        of) all Indemnifiable Actions under any policy issued or to be issued by them to Nextel); and (iv) pay Nextel in full (up to an aggregate limit amount of $250,000) for the actual, documented out-of-pocket costs incurred by Nextel in connection with its provision of assistance relating to the Trust Offering as contemplated above, including the reasonable fees and expenses of Nextel's outside counsel and accountants and expenses incurred by officers and employees of Nextel (including travel expenses associated with participation in the "road show" for the Trust Offering); it being expressly understood and agreed that excluded from such amounts shall be (A) any and all payments made in respect of salaries, employee benefits, employment taxes or similar normal personnel overhead charges associated with the time Nextel's employees may devote to tasks related to the Trust Offering, which shall be the sole and exclusive responsibility of Nextel, and (B) any and all registration, blue sky and similar fees, all financial printers costs and all underwriters' expenses, commissions, discounts and similar fees, which shall be the sole and exclusive responsibility of the Participants.

        (c) In the event of an Indemnifiable Action, the procedures set forth in
        Section 9.3 herein shall control, with the Participants being the Indemnifying Party and the members of the Indemnified Group being the Indemnitee; provided that the $500,000 deductible and the liability limitation provisions of Section 9.1 shall not be applicable, and payments made by any Participants in respect of an Indemnifiable Action shall be made only in cash and shall be excluded from the calculations of such participant's maximum liability limitation, if any, for purposes of Section 9.1. Nextel will act reasonably and in good faith in seeking to obtain the maximum benefits of any Directors and Officers' insurance coverage that may be available in respect of an Indemnifiable Action, and in negotiating with the relevant insurance carrier(s) regarding the appropriate deductible and allocation arrangements that may apply to such Indemnifiable Action for purposes of such insurance coverage, and the Participants' indemnification obligations as to an Indemnifiable Action under clause (b)(i) above shall take into account all payments and reimbursements to Nextel pursuant to such insurance coverage. Subject to Nextel's obligations to act reasonably and in good faith as provided in the preceding sentence, the Participants shall not contest the results achieved by Nextel in respect of Directors' and Officers' insurance coverage, including the amount of any applicable deductible and/or the allocation arrangements, applicable to such Indemnifiable Action. The term "Adjudication" shall mean, as to an Indemnifiable Action that is resolved, whether on jurisdictional grounds or on its merits by a court of competent jurisdiction, a final, non-appealable judgment and as to an Indemnifiable Action that is settled or otherwise disposed of prior to such a final, non-appealable judgment, a final and binding arbitration award or any other outcome mutually agreed to

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        by Telcom and Nextel. Subject to Section 9.3, the Indemnifying Party
        shall control the defense of the Indemnifiable Action, provided that the Indemnified Group may assume control of the Indemnifiable Action if (i) the Indemnified Group shall have proposed a settlement of the Indemnifiable Action that the Indemnifying Party opposes and the Indemnifying Party shall not, upon request, demonstrate to the reasonable satisfaction of the Indemnified Group (including, if requested, the posting of a bond or other security) that the Indemnifying Party has the financial resources to meet its indemnifying obligations hereunder or (ii) the Indemnifying Group shall assume responsibility for the Indemnifiable Action. If the Indemnifying Party should dispute its indemnification obligations on the grounds that the matter at issue does not constitute an Indemnifiable Action, then the Indemnifying Party promptly shall submit the matter at issue to a process of binding arbitration, to be conducted in accordance with the rules of the American Arbitration Association applicable to commercial disputes (with such arbitration to be held in Washington, D.C.) by three arbitrators mutually acceptable to Nextel and Telcom, and such arbitrators shall determine if such matter constitutes an Indemnifiable Action and, if so, the amount of the payment required to be made by the Indemnifying Party to the Indemnity. The parties will use their respective reasonable best efforts to assure that any such arbitration is commenced and concluded as promptly as possible, shall bear their own costs associated with the arbitration (including one half of the arbitrators' fees and expenses allocated to each party), unless the arbitrators' final award recommends a different treatment of such costs, and agree that such arbitrators' award shall be final, binding and non-appealable, and that judgment on such award may be had in any court having jurisdiction of the relevant parties.

     (f) The Agreement is amended to add the following Section 6.19:

        6.19 WVB Optionholders

        WVB shall have obtained from each WVB Optionholder either the waivers or the agreements, as contemplated by Section 5.18, unless the Indemnifying Founders shall have entered into an agreement in a form reasonably satisfactory to Nextel agreeing to fully indemnify the Surviving Corporation and Nextel for any damages and costs incurred by Nextel or the Surviving Corporation with respect to any claims in respect of the WVB Options.

     (g) Section 9.4 of the Agreement is amended and restated to read in its entirety as follows:

        9.4 Survival

        The covenants, agreements, representations and warranties made by the parties in or pursuant to this Agreement shall survive the Closing for 18 months, except as otherwise set forth herein, and except that (a) indemnification pursuant to Article IX relating to the representations and warranties contained in Section 3.11 and 4.9 and indemnification pursuant to Section 5.20 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (b) the agreements contained in this Article IX shall survive indefinitely. Any claim for indemnification asserted in accordance with the provisions of this Agreement prior to the relevant expiration date shall survive until it is resolved.

                                  ARTICLE II.

                                    GENERAL

2.1   HEADINGS

     The headings preceding the text of Sections of this Amendment are for convenience only and shall not be deemed parts thereof.

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2.2   BINDING EFFECT; APPLICABLE LAW

     This Amendment shall become effective when it shall have been executed by Nextel, Indimich and WVB. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts executed and to be fully performed in such state.

2.3   COUNTERPARTS

     This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

                                      NEXTEL COMMUNICATIONS, INC.

                                      By THOMAS J. SIDMAN
                                         ------------------------

                                        Its Vice President and General Counsel
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                                      DIAL CALL INDIMICH, INC.

                                      By THOMAS J. SIDMAN
                                         -------------------------

                                        Its Vice President and General Counsel
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                                      WIRELESS VENTURES OF BRAZIL, INC.

                                      By HAL B. PERKINS
                                         -------------------------

                                     Its Assistant Secretary and General Counsel
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